UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2009

IDT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-16371	22-3415036
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Broad Street Newark, New Jersey	07102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 438-1000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On April 29, 2009, IDT Corporation (the “Registrant”) entered into an Employment Agreement (the “Agreement”) with Bill Pereira, the Registrant’s Chief Financial Officer and Treasurer.  Pursuant to the Agreement, Mr. Pereira will be paid a base salary of $435,000 per year.  Should Mr. Pereira be terminated without cause or should he resign for good reason, the Registrant shall pay to Mr. Pereira, among other things, a severance payment equal to the greater of $600,000 or his base salary (at the rate in effect on the date of termination) for the remainder of the term of the Agreement and all awards theretofore granted to the Mr. Pereira under the Registrant’s incentive plans shall immediately vest, subject to Mr. Pereira’s execution of the Registrant’s standard release agreement.  The Agreement has a three year term with an effective date of January 2, 2009 and will expire on January 1, 2012.  The term shall automatically be renewed or extended for additional one-year periods unless, not later than ninety (90) days prior to any such expiration, the Registrant or Mr. Pereira shall have notified the other party in writing that such renewal extension shall not take effect.  In the event that the Registrant provides such notice to not extend the term, Mr. Pereira shall be entitled to receive, among other things, a severance payment in the amount of $600,000 and all awards theretofore granted to the Mr. Pereira under the Registrant’s incentive plans shall immediately vest, subject to his execution and delivery of the Registrant’s standard release agreement.

The foregoing summary of the Agreement is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.01 to this report and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Document
10.01	Employment Agreement, dated April 29, 2009, between the Registrant and Bill Pereira.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDT CORPORATION

By: /s/ James A. Courter
       Name: James A. Courter
       Title: Chief Executive Officer

Dated:  May 1, 2009

EXHIBIT INDEX

Exhibit Number	Document
10.01	Employment Agreement, dated April 29, 2009, between the Registrant and Bill Pereira.